Exhibit 99.3



                        Independent Accountant's Report


          Synthetic Fixed-Income Securities, Inc. (as Depositor)
          One Wachovia Center
          301 South College Street, DC-7
          Charlotte, NC 28288

          U.S. Bank Trust National Association (as Trustee)
          Corporate Trust Department
          100 Wall Street
          New York, NY 10005


          Re:    STRATS Trust For DaimlerChrysler NA Holding Securities
                 ------------------------------------------------------
                 Series 2004-10 (the "Trust")
                 ----------------------------

          Ladies and Gentlemen:

          We have examined assertions of Synthetic Fixed-Income Securities, Inc. (the "Depositor") and U.S. Bank National Association, (the "Trustee" and Together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Base Trust Agreement dated as of September 26, 2003, as supplemented by a series supplement dated as of August 6, 2004 (together, the "Trust Agreement"), in respect of the STRATS Trust For DaimlerChrysler NA Holding Securities Series 2004-10 (the "Trust"), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2004 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

          Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

          In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2004.


          /s/ Aston Bell, CPA
          New York, New York
          March 22, 2005